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                                           OMB Number:               3235-0145
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. ____1___)*


                      Ticketmaster Online-CitySearch, Inc.
                      ------------------------------------
                                (Name of Issuer)


                              Class B Common Stock
                      ------------------------------------
                         (Title of Class of Securities)


                                  88633 P 20 3
                      ------------------------------------
                                 (CUSIP Number)


                                    12/31/99
                      ------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)

     / /  Rule 13d-1(c)

     /X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

                                Page 1 of 4 pages

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CUSIP No.         88633P 20 3
--------------------------------------------------------------------------------

         1.  Names of Reporting Persons.

             I.R.S. Identification Nos. of above persons (entities only).

             Charles R. Conn, III

--------------------------------------------------------------------------------

         2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             (a) / /

             (b) / /

-------------------------------------------------------------------------------

         3.  SEC Use Only

-------------------------------------------------------------------------------

         4.  Citizenship or Place of Organization

--------------------------------------------------------------------------------

                     5.   Sole Voting Power                   1,049,762

 Number of           -----------------------------------------------------------
 Shares
 Beneficially        6.   Shared Voting Power                         0
 Owned
 by Each             -----------------------------------------------------------
 Reporting
 Person              7.   Sole Dispositive Power              1,049,762
 With:
                     -----------------------------------------------------------

                     8.   Shared Dispositive Power                    0

--------------------------------------------------------------------------------

         9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,418,511 *

        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

        11.  Percent of Class Represented by Amount in Row (9)     4.23% **
--------------------------------------------------------------------------------

        12.  Type of Reporting Person (See Instructions)             IN

--------------------------------------------------------------------------------


                                Page 2 of 4 pages

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ITEM 1.

       (a)    Name of Issuer: Ticketmaster Online-CitySearch, Inc.

       (b) Address of Issuer's Principal Executive Offices: 790 E. Colorado Blvd., Ste. 200, Pasadena, CA 91101

ITEM 2.

       (a)    Name of Person Filing: Charles R. Conn, III

       (b)    Address of Principal Business Office or, if none, Residence: 790
              E. Colorado Blvd., Ste. 200, Pasadena, CA 91101

       (c)    Citizenship: United States of America

       (d)    Title of Class of Securities:  Class B Common Stock

       (e)    CUSIP Number:  88633P 20 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

       Not applicable.

ITEM   4. OWNERSHIP

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)    Amount of beneficially owed: 1,418,511 *

       (b)    Percent of class:  4.23% **

       (c)    Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote:  1,049,762

              (ii)  Shared power to vote or to direct the vote:  0

              (iii) Sole power to dispose or to direct the disposition of :
                    1,049,762

              (iv)  Shared power to dispose or to direct the disposition of:  0

       INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE Section 240.13d-3(d)(1).

ITEM   5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM   6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

       Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

       Not Applicable.

ITEM   8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

       Not Applicable.

ITEM   9. NOTICE OF DISSOLUTION OF GROUP

       Not Applicable.


                                Page 3 of 4 pages

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ITEM   10. CERTIFICATION

       Not applicable.

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                                    FEBRUARY 10, 2000
                                       -----------------------------------------
                                                         Date


                                                 /S/ CHARLES R. CONN III
                                       -----------------------------------------
                                                      Signature

                                         CHARLES R. CONN, III, CHIEF EXECUTIVE
                                         OFFICER OF TICKETMASTER
                                         ONLINE-CITYSEARCH, INC.
                                       -----------------------------------------
                                                      Name/Title

       The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Section 240.13d-7 for other parties for whom copies are to be sent.

       ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)



       * Includes 368,749 shares which may be acquired within 60 days of December 31, 1999, upon exercise of stock options by Charels R. Conn, III.

       ** 4.23% of the outstanding shares of Class B Common Stock of Issuer based on 32,105,326 shares of Class B Commn Stock outstanding as of December 31, 1999, according to Issuer's transfer agent, ChaseMellon Shareholder Services, LLC.

                                Page 4 of 4 pages